Exhibit 99.1

francesca’s® Reports First Quarter Fiscal Year 2019 Financial Results

•	Net sales decreased 13% to $87.1 million and comparable sales decreased 13%
•	Diluted loss per share was $0.29
•	Adjusted diluted loss per share was $0.18 (see Non-GAAP Information below)

HOUSTON, TEXAS — June 13, 2019 — Francesca’s Holdings Corporation (Nasdaq: FRAN) today reported financial results for the first quarter ended May 4, 2019.

Michael Prendergast, Interim CEO, stated, “Our first quarter results were largely in line with our expectations.  We are particularly pleased to see that the merchandising strategies we instituted late in the first quarter are beginning to demonstrate success. We saw better than expected sell through rates on new product that our teams procured using the enhanced buying and planning processes. Based on the success of our newer product, we have decided to accelerate markdowns on slower selling legacy product with the goal of selling it through by the end of the second quarter. As the composition of our inventory continues to improve with a higher percentage of new product, we believe we can drive meaningful improvement in comparable sales in the second half of the year.”

“We also remain on track to achieve our previously targeted $15 million in annualized savings, before costs associated with achieving those savings, and will look for additional cost optimizations across the entire organization. Finally, we are encouraged by the initial progress we are making with our landlord partners to optimize our real estate portfolio. As mentioned previously, we have undertaken an initiative to partner with our landlords to reduce rents, seek early terminations in underperforming doors and offer early renewals on boutiques with positive performance.”

“While we are still in the early stages of executing our turnaround, and we have a long road to success, we are highly encouraged by these initial results. We continue to believe that our strategic turnaround plan will return the company to longer-term positive sales, cash flow and operating income performance.”

FIRST QUARTER RESULTS

Net sales decreased 13% to $87.1 million from $100.4 million in the comparable prior year quarter due to a 13% decrease in comparable sales. The decrease in comparable sales was primarily due to a decline in traffic and conversion rates. The Company opened three new boutiques and closed eight boutiques during the first quarter, bringing the total boutique count to 722 at the end of the quarter.

Gross profit, as a percent of net sales, decreased to 34.8% from 38.2% in the prior year quarter. This unfavorable variance was principally due to deleveraging of occupancy costs as a result of lower sales. Merchandise margins were relatively flat versus the comparable prior year period.

Selling, general and administrative (SG&A) expenses decreased 7% to $40.0 million from $42.9 million in the prior year quarter. Adjusted SG&A in the first quarter of fiscal 2019 was $38.0 million and excludes $1.2 million of consulting expenses associated with the Company’s review of strategic and financial alternatives and turnaround, $1.1 million in severance benefits and other payroll costs also associated with the turnaround plan, and $0.3 million of stock-based compensation reversal associated with the departure of certain employees. There were no non-GAAP adjustments in the first quarter of fiscal 2018.

The $4.9 million decrease in adjusted SG&A in the first quarter of fiscal year 2019 versus the comparable prior year period was primarily due to a $3.3 million decrease in boutique payroll and supplies associated with the Company’s cost reduction initiatives under the turnaround plan. Additionally, corporate payroll and related expenses decreased $1.0 million due to the lower headcount as a result of the February 2019 workforce reduction and a decrease of $1.2 million primarily due to lower stock-based compensation, marketing expenses and freight. These decreases were partially offset by $1.4 million in higher professional fees for the Company’s interim executives as well as higher audit and legal fees.

Loss from operations was $9.7 million compared to $4.5 million in the prior year quarter. Excluding the adjustments noted above, adjusted loss from operations was $7.7 million.

Income tax expense for the first quarter of fiscal year 2019 included a non-cash charge of $2.1 million associated with the valuation allowance provided on the Company’s net deferred tax assets resulting in an effective tax expense rate of 4.3%. This compares to income tax benefit of $0.6 million in the comparable prior year period. Excluding the valuation allowance, the adjusted effective tax benefit rate in the first quarter of fiscal year 2019 was (17.0)% compared to (13.4)% in the comparable prior year period.

Net loss for the first quarter was $10.1 million, or $0.29 diluted loss per share, compared to prior year quarter net loss of $3.9 million, or $0.11 diluted loss per share. Adjusted net loss for the first quarter of fiscal year 2019 was $6.4 million, or $0.18 adjusted diluted loss per share.

Please see the reconciliation of adjusted SG&A, adjusted loss from operations, adjusted loss before income tax expense (benefit), adjusted effective tax expense (benefit) rate, adjusted net loss, and adjusted diluted loss per share, each a non-GAAP financial measure, to the most directly comparable GAAP financial measure provided in the tables at the end of this press release.

BALANCE SHEET SUMMARY

Total cash and cash equivalents at the end of the first quarter ended May 4, 2019 were $17.5 million compared to $21.8 million at the end of the comparable prior year first quarter. As of May 4, 2019, the Company had $10.0 million outstanding borrowings under its asset based revolving credit facility, with $15.2 million in borrowing base availability under its Asset Based Revolving Credit Facility. Of the total borrowing base availability as of May 4, 2019, $9.2 million is available to be drawn without consideration of the Fixed Charge Coverage Ratio requirement (as described in the Asset Based Revolving Credit Facility).

The Company ended the quarter with $32.2 million of inventory on hand compared to $32.7 million at the end of the comparable prior year period. Average ending inventory per boutique increased 1% versus the comparable prior year period.

RECENTLY ADOPTED ACCOUNTING PRONOUNCEMENTS

During the first quarter of fiscal 2019, the Company adopted the new lease accounting standard, Accounting Standards Codification (“ASC”) 842, Leases, using the additional, optional transition method. The adoption of ASC 842 resulted in the recording of operating lease liabilities of $278.9 million and operating lease right-of-use assets of $242.9 million at February 3, 2019. The adoption of ASC 842 did not have a material impact to our Unaudited Consolidated Statements of Operations and Cash Flows.

FINANCIAL GUIDANCE

The Company will not be providing guidance while it works to execute its turnaround plan.

Conference Call Information

A conference call to discuss the first quarter fiscal year 2019 results is scheduled for June 13, 2019 at 8:30 a.m. ET. A live webcast of the conference call will be available in the investor relations section of the Company’s website, www.francescas.com. A replay of the call will be available after the conclusion of the call and remain available until June 20, 2019. To access the telephone replay, listeners should dial 1-844-512-2921. The access code for the replay is 13691478. A replay of the web cast will also be available shortly after the conclusion of the call and will remain on the website for ninety days.

Forward-Looking Statements

Certain statements in this release are "forward-looking statements" made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. Such forward-looking statements reflect the Company’s current expectations or beliefs concerning future events and are subject to various risks and uncertainties that may cause actual results to differ materially from those that are expected. These risks and uncertainties include, but are not limited to, the following: the risk that our exploration of strategic or financial alternatives may not result in any transaction or alternative that enhances value, the risk that we may not be able to successfully integrate our Interim Chief Executive Officer and attract and integrate a new Chief Executive Officer; the risk that we cannot anticipate, identify and respond quickly to changing fashion trends and customer preferences or changes in consumer environment, including changing expectations of service and experience in boutiques and online, and evolve our business model; our ability to attract a sufficient number of customers to our boutiques or sell sufficient quantities of our merchandise through our ecommerce website; our ability to successfully open, close, refresh, and operate new boutiques each year; our ability to efficiently source and distribute additional merchandise quantities necessary to support our growth; risks related to our ability to comply with the continued listing standards of the Nasdaq Global Select Market and the potential delisting of our common stock, including the risk that stockholders do not approve or we otherwise do not complete our proposed reverse stock split; and the impact of potential tariff increases or new tariffs. For additional information regarding these and other risks and uncertainties that could cause actual results to differ materially from those contained in the Company’s forward-looking statements, please refer to "Risk Factors" in the Company’s Annual Report on Form 10-K for the year ended February 3, 2019 filed with the Securities and Exchange Commission (“SEC”) on May 3, 2019 and any risk factors contained in subsequent quarterly and annual reports it files with the SEC. The Company undertakes no obligation to publicly update or revise any forward-looking statement. Additionally, the Company may not issue future press releases discussing guidance or financial results such as this one other than associated with routine quarterly and annual financial reporting.

Non-GAAP Information

This press release includes non-GAAP adjusted SG&A, adjusted loss from operations, adjusted loss before income tax expense (benefit), adjusted effective tax expense (benefit) rate, adjusted net loss, and adjusted diluted loss per share, each of which are non-GAAP financial measures. The Company believes these non-GAAP financial measures not only provides the Company’s management with comparable financial data for internal financial analysis but also provides meaningful supplemental information to investors. Specifically, these non-GAAP financial measures allow investors to better understand the performance of the business and facilitate a meaningful evaluation of the Company’s first quarter fiscal year 2019 SG&A, loss from operations, loss from operations before income tax expense (benefit), effective tax expense (benefit) rate, net loss and diluted loss per share on a comparable basis with the Company’s first quarter fiscal year 2018 results. These non-GAAP measures should be considered a supplement to, and not as a substitute for or superior to, financial measures calculated in accordance with GAAP.

About Francesca's Holdings Corporation

francesca's® is a specialty retailer which operates a nationwide-chain of boutiques providing customers a unique, fun and personalized shopping experience. The merchandise assortment is a diverse and balanced mix of apparel, jewelry, accessories and gifts. As of May 4, 2019, francesca's® operated approximately 722 boutiques in 47 states throughout the United States and the District of Columbia and also serves its customers through francescas.com. For additional information on francesca's®, please visit www.francescas.com.

CONTACT:
ICR, Inc.	Company
Jean Fontana	Kelly Dilts 832-494-2236
646-277-1214	Kate Venturina 832-494-2233
IR@francescas.com

Francesca’s Holdings Corporation

Consolidated Statements of Operations

(In Thousands, Except Per Share Amounts, Percentages and Basis Points)

	Thirteen Weeks Ended
	May 4, 2019		May 5, 2018		Variance
	In USD	As a % of Net Sales (1)	In USD	As a % of Net Sales (1)	In USD	%	Basis Points
	(in thousands, except percentages and basis points)
Net sales	$87,125	100.0%	$100,405	100.0%	$(13,280)	(13)%	-
Cost of goods sold and occupancy costs	56,798	65.2%	62,042	61.8%	(5,244)	(8)%	340
Gross profit	30,327	34.8%	38,363	38.2%	(8,036)	(21)%	(340)
Selling, general and administrative expenses	39,994	45.9%	42,883	42.7%	(2,889)	(7)%	320
Loss from operations	(9,667)	(11.1)%	(4,520)	(4.5)%	(5,147)	(114)%	660
Interest expense	173	0.2%	117	0.1%	56	48%	10
Other income	113	0.1%	150	0.1%	(37)	(25)%	-
Loss before income tax expense (benefit)	(9,727)	(11.2)%	(4,487)	(4.5)%	(5,240)	(117)%	670
Income tax expense (benefit)	422	0.5%	(602)	(0.6)%	1,024	170%	110
Net loss	$(10,149)	(11.6)%	$(3,885)	(3.9)%	$6,264	161%	780
_____________________
(1) Percentage totals or differences in the above table may not equal the sum or difference of the components due to rounding.

Diluted loss per share	$(0.29)	+	$(0.11)	+	+	+	+
Weighted average diluted share count	34,809		34,836

Comparable sales change	(13)%		(16)%

Francesca’s Holdings Corporation

Consolidated Balance Sheets

(In thousands, except share and per share amounts)

	May 4, 2019	February 2, 2019	May 5, 2018
ASSETS
Current assets:
Cash and cash equivalents	$17,462	$20,103	$21,833
Accounts receivable	7,581	16,309	20,488
Inventories	32,201	30,478	32,728
Prepaid expenses and other current assets	11,137	10,357	10,326
Total current assets	68,381	77,247	85,375
Operating lease right-of-use assets, net	230,881	-	-
Property and equipment, net	66,881	71,207	89,321
Deferred income taxes, net	-	-	7,726
Other assets, net	4,201	4,588	4,222

TOTAL ASSETS	$370,344	$153,042	$186,644

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$20,428	$24,330	$24,827
Accrued liabilities	13,290	11,333	14,634
Operating lease liabilities	50,097	-	-
Total current liabilities	83,815	35,663	39,461
Operating lease liabilities	215,335	-	-
Landlord incentives and deferred rent	-	33,989	37,616
Long-term debt	10,000	10,000	-
Other liabilities	49	-	-
Total liabilities	309,199	79,652	77,077

Commitments and contingencies

Stockholders’ equity:
Common stock - $0.01 par value, 80.0 million shares authorized; 46.6 million, 46.7 million and 47.1 million shares issued at May 4, 2019, February 2, 2019 and May 5, 2018, respectively.	466	467	471
Additional paid-in capital	112,423	112,693	111,823
Retained earnings	108,277	120,251	157,294
Treasury stock, at cost - 11.1 million shares at each of May 4, 2019, February 2, 2019 and May 5, 2018.	(160,021)	(160,021)	(160,021)
Total stockholders’ equity	61,145	73,390	109,567

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$370,344	$153,042	$186,644

Francesca’s Holdings Corporation

Consolidated Statements of Cash Flows

(In thousands)

	Thirteen Weeks Ended
	May 4, 2019	May 5, 2018
Cash Flows Provided by Operating Activities:
Net loss	$(10,149)	$(3,885)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization	5,785	5,912
Stock-based compensation expense	(222)	418
Loss on sale of assets	102	61
Deferred income taxes	-	980
Impairment charges	-	27
Changes in operating assets and liabilities:
Accounts receivable	8,728	(3,846)
Inventories	(1,723)	(5,912)
Prepaid expenses and other assets	(818)	(1,276)
Accounts payable	(2,423)	8,721
Accrued liabilities	1,957	2,728
Operating lease right-of-use assets and lease liabilities, net	(1,262)	-
Landlord incentives and deferred rent	-	(721)
Net cash (used in) provided by operating activities	(25)	3,207

Cash Flows Used in Investing Activities:
Purchases of property and equipment	(2,616)	(8,725)
Net cash used in investing activities	(2,616)	(8,725)

Cash Flows Used in Financing Activities:
Proceeds from borrowings under the revolving credit facility	5,000	-
Repayment of borrowings under the revolving credit facility	(5,000)	-
Repurchases of common stock	-	(3,980)
Net cash used in financing activities	-	(3,980)

Net decrease in cash and cash equivalents	(2,641)	(9,498)
Cash and cash equivalents, beginning of year	20,103	31,331
Cash and cash equivalents, end of period	$17,462	$21,833

Supplemental Disclosures of Cash Flow Information:
Cash (received) paid for income taxes	$(8,669)	$24
Interest paid	$111	$47

Francesca’s Holdings Corporation

Supplemental Information

Quarterly Sales by Merchandise Category

	Thirteen Weeks Ended
	May 4, 2019		May 5, 2018		Variance
	In USD	As a % of Sales	In USD	As a % of Sales	In Dollars	%
	(in thousands, except percentages)
Apparel	41,824	48.0%	49,534	49.3%	(7,710)	(16)%
Jewelry	23,878	27.4%	23,858	23.8%	20	0%
Accessories	13,640	15.7%	15,484	15.4%	(1,844)	(12)%
Gifts	7,843	9.0%	11,105	11.1%	(3,262)	(29)%
Others(1)	(60)	(0.1)%	424	0.4%	(484)	(114)%
Net sales	87,125	100.0%	100,405	100.0%	(13,280)	(13)%

(1)	Includes gift card breakage income, shipping and change in return reserve.

Quarterly Comparable Sales

	FY 2019	FY 2018	FY 2017
Q1	(13)%	(16)%	(5)%
Q2		(13)%	(3)%
Q3		(14)%	(18)%
Q4		(14)%	(15)%
Fiscal year		(14)%	(11)%

Boutique Count

	Thirteen Weeks Ended	Fiscal Year Ended	Thirteen Weeks Ended
	May 4, 2019	February 2, 2019	May 5, 2018
Number of boutiques open at the beginning of period period	727	721	721
Boutiques opened	3	32	27
Boutiques closed	(8)	(26)	(4)
Number of boutiques open at the end of period	722	727	744

Francesca’s Holdings Corporation

GAAP to Non-GAAP Reconciliation

(In Thousands, Except Per Share Amounts and Percentages)

Thirteen Weeks Ended May 4, 2019

	Thirteen Weeks Ended May 4, 2019
	GAAP	Professional Fees (1)	Severance Benefits and Other Payroll Costs (2)	Reversal of Stock-based Compensation (3)	Deferred Tax Asset Valuation Allowance(4)	Non GAAP
SG&A	39,994	(1,152)	(1,114)	271	-	37,999
Loss from operations	(9,667)	1,152	1,114	(271)	-	(7,672)
Loss before income tax expense (benefit)	(9,727)	1,152	1,114	(271)	-	(7,732)
Income tax expense (benefit)(5)	422	196	189	(46)	(2,074)	(1,313)
Net loss	(10,149)	956	925	(225)	2,074	(6,419)
Diluted loss per share(6)	(0.29)	0.03	0.03	(0.01)	0.06	(0.18)
Effective tax expense (benefit) rate(7)	4.3%				(21.3)%	(17.0)%

 _________________________

(1)	Consists of consulting expenses associated with the Company’s review of strategic and financial alternatives as well as the implementation of the turnaround plan that commenced in January 2019.
(2)	Consists of severance benefits and other payroll costs associated with the turnaround plan.
(3)	Reversal of stock-based compensation associated with the departure of certain employees.
(4)	Consists of non-cash net deferred tax asset valuation allowance recorded during the first quarter ended May 4, 2019. The impact on the effective tax rate was calculated by dividing the net loss impact by the GAAP loss before income tax expense (benefit).
(5)	The income tax impact of each adjustment was calculated using the adjusted effective tax rate for thirteen weeks ended May 4, 2019.
(6)	The diluted loss per share impact of each adjustment was calculated by dividing the net loss impact by the diluted share count of 34,809,000.
(7)	The effective tax rate was calculated by dividing income tax expense (benefit) by the loss before income tax expense (benefit).